PURCHASE AGREEMENT

     This Agreement made and entered into as of October 22, 1998 by and between Advanced Optics Electronics, Inc., a Nevada corporation having its principal place of business at 8301 Washington Street Northeast, Albuquerque, NM 87113 ("ADOT") as Seller and Wang REDACTED, a Hong Kong corporation having its North American office Wang REDACTED, as buyer.

     WHEREAS, ADOT is in the process of manufacturing products for electronic outdoor flat panel displays ("the Products" and/or "the Units"), and is the sole owner of certain proprietary rights relating to such Products including, but not limited to all rights relating to United States Patent Number 5198920 and United States Patent Pending Number 8298422, therefore it is agreed:

     A.   That ADOT will utilize its REDACTED

          Advanced Optics Electronics, Inc. shall provide a high density electro-optic light valve array with reduced operating voltages compatible with or to exceed current commercially available silicon large scale integration technology and display circuitry for use with REDACTED displays.

          Advanced Optics Electronics, Inc. shall provide a high density electro-optic light valve array with minimized electrode line widths and maximized light transmission capabilities and provide a manufacturing process capable of producing electro-optic light valve arrays with densities of up to REDACTED pixels per square inch.

     B. That such reduction is an important inducement and benefit to Buyers and to significantly reduce Buyer's cost of operations of the Products.

     C. That Wang desires that ADOT build, test, and install two large scale electronic flat panel moving color image display boards, hereinafter referred to as Units A and B capable of being viewed by interstate motorists at a distance of no less than one hundred and fifty feet by employing the above referenced developments by ADOT to minimize operating voltages that will be required by Buyer to employ in its operation of the Products.

     D. Due to the confidential nature of technical processes and systems described in this Agreement and matters of confidential concern to Buyer in its industry; Buyer and Seller jointly agree not to disclose the terms and conditions herein unless to a U.S. domestic bank for financing of all or a portion of the purchase herein. When this Agreement is completed disclosure may be made.


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

     E. In the event that any part of this Agreement is breached or violated, Buyer then shall have the option terminate this Agreement. In the event this Agreement is terminated all unused funds shall be remitted to the Buyer including interest at seven (7%) per cent per annum.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, ADOT and Wang agree as follows:

     1.   Product Description

          (a)  Two large scale outdoor flat panel displays Units Size REDACTED

          (b) Employment of ADOT's Patented Spatial Light Modulator (SLM) optical light valve and all other Patents pending or applied for held by ADOT related to flat panel displays.

          (c)  Levels of Achievement Required

                    Pixel Density:  minimum   REDACTED
                    Framing Rate:  minimum    REDACTED
                    Contrast Ratio:  minimum  REDACTED

     2.   Installation Per Unit Display.

          (a)  Delivery allowance                                REDACTED

          (b)  Erection/site Preparation Allowance               REDACTED

          (c)  Computer interface Allowance                      REDACTED

          (d) All sites are to have reasonable access, at ground level or not more than 30' of elevation.

     3.   Price.

          (a)  $ REDACTED for first Display unit "A"

          (b)  $ REDACTED or second Display unit "B"

     4.   Verification Unit A.

          (a) Phase I - Draw Unit A. A New Mexico based partner of a mutually acceptable accounting firm will verify the serial number of the designated board for REDACTED. Said verification must indicate that said board is under construction. At this point ADOT shall receive payment via check or Letter of Credit for $ REDACTED to be applied on the purchase of the first Display Unit.

          (b) Phase II - Draw Unit A. Upon verification by a New Mexico based partner of a mutually acceptable accounting firm that the Levels of Achievement required herein have been demonstrated, ADOT shall


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

               receive additional payment via check or Letter of Credit for $ REDACTED to be applied on the purchase of the first Display Unit.

     5.   Verification Unit B.

          (a) Phase I - Draw Unit B. A New Mexico based partner of a mutually acceptable accounting firm will verify the serial number of the designated board for Wang. Said verification must indicate that said board is under construction. At this point ADOT shall receive payment via check or Letter of Credit for $ REDACTED to be applied on the purchase of the first Display Unit.

          (b) Phase II - Draw Unit B. Upon verification by a New Mexico based partner of a mutually acceptable accounting firm that the Levels of Achievement required herein have been demonstrated, ADOT shall receive additional payment via check or Letter of Credit for $ REDACTED to be applied on the purchased of the first Display Unit.

     6.   Payment Upon Completion of Unit A.

          (a) Upon delivery to the designated installation site and field testing of electronic display lighted circuitry, ADOT shall receive additional payment via check or Letter of Credit for $ REDACTED.

          (b)  The balance shall be payable as follows:
               $ REDACTED within 5 business days after installation and testing is complete.

          (c)  $ REDACTED within 60 days thereafter.

     7.   Payment Upon Completion of Unit B.

          (a) Upon delivery to the designated installation site and field testing of electronic display lighted circuitry ADOT shall receive additional payment via check or Letter of Credit for $ REDACTED

          (b)  The balance shall be payable as follows:
               $ REDACTED within 5 business days after installation and testing is complete.

          (c)  $ REDACTED within 60 days thereafter

     8.   Buyer Inspection Units A and B.

          (a) ADOT shall pay the costs for up to two representatives of Wang to travel (including lodging) business class, to ADOT's assembly


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

               factory in order to observe testing procedures in an outdoor venue of each board ordered herein.

          (b) After two boards have been successfully delivered and installed, ADOT shall have no further obligation to pay for travel costs of representatives of Wang.

     9.   Delivery Times.

          (a) ADOT shall be required to deliver the initial flat panel display, Unit A, no later than August 31, 1999, or at the time that ADOT has commenced limited or full production of flat panel displays, whichever shall occur first.

          (b) ADOT shall be required to deliver the second flat panel display, Unit B, no later than February 15, 2000.

     10. Territory Provision. ADOT agrees that it shall not sell directly or allow the indirect sale of any large scale outdoor flat panel display(s) to any other third party customer/user, licensee or agent located within REDACTED of either location identified herein of Wang wherein said display will be to promote directly or indirectly any retail product which is sold or displayed by Wang. This Agreement to restrict shall be valid for two years after completion of installation by ADOT of the initial display for Wang and is offered by ADOT as an inducement to Wang.

     11. Product Testing. Upon notification by ADOT to Wang of the completion of the initial assembly and testing of the Product by or under the direction of ADOT, any Acceptance Test shall be performed at a mutually designated location in the presence of representatives of Wang. If the Acceptance Test is successfully completed, Wang will complete the agreed upon payment schedule. If the Acceptance Test is not successfully completed, ADOT shall use its best efforts to make the necessary corrections to the Product within thirty days of receipt of Wang's notice of nonacceptance, at which time the Acceptance Tests shall again be conducted. The Acceptance Test may be repeated until it is successfully completed as provided herein.

     12.  Obligations of ADOT under this Agreement during Construction Period.

          (a) Progress Reports and Meetings. During the construction period at such times and in such manner or format as Wang shall reasonably request, ADOT shall submit to Wang reports summarizing ADOT's progress on the construction of the Panel.


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

          (b) Maintenance. During the development period, ADOT shall provide at Wang's expense, up to two (2) liaison persons and such training and instruction as is reasonably necessary to provide Wang with sufficient technical understanding of the Product and its operation and use.

     13.  Representations Warranties and Covenants of ADOT.

          (a)  ADOT represents, warrants and covenants as follows:

               (i) It is duly organized, validly existing as a Nevada corporation and has full legal right, power and authority to enter into, execute and perform its obligations under this Agreement, which constitutes the legal, valid and binding obligation of ADOT, enforceable in accordance with its terms.

               (ii) It is the sole owner or otherwise has all rights to the patents, patent applications, trademarks, technology and know-how which are the subjects of this Agreement and such rights are not subject to any encumbrance, lien or claim of ownership by any third party.

               (iii) All of the patents,  patent applications and the trademarks which are the subject of this Agreement are valid and enforceable in all material respects.

               (iv) ADOT is aware of no fact which puts in question the validity or enforceability of any of the patents, patent applications or the trademarks, nor does or will the use of the patents, patent applications, trademarks, technology or know-how infringe upon the patents, trademarks or proprietary property of anyone else.

               (v) To the best of ADOT's knowledge no third party is engaged in any activity which would constitute a misappropriation of any of the subject matter of this Agreement.

     14. Technical Services of ADOT. During the term of this Agreement up to Wang's Acceptance at Wang's expense, ADOT agrees to provide such reasonable technical assistance including training, testing, specific consultations, and other technological support services as may be reasonably required by Wang to enable Wang to use the display in a productive manner.

     15. Definition of Improvements. For purposes of this Agreement the term "Improvements" shall mean all modifications, revisions, upgrades, new technology, new models, or other improvements to the Product, know-how or


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

          technology which are incorporated into or relate to the Product or any part thereof, or the commercial applications presently utilizing the Product, as well as all processes, machines, manufacturers or composition of matter which ADOT of any affiliate may conceive, develop, acquire or otherwise obtain rights to during the term of this Agreement which relate to the Product or any of its parts or the commercial applications presently utilizing such Product. ADOT further agrees that:

                    1.   The flat panel displays will include a REDACTED

                    2.   REDACTED.

                    3.   REDACTED.

                    4.   REDACTED.

                    5.   REDACTED.

                    6.   REDACTED.

                    7.   REDACTED.

                    8.   REDACTED.

     16.  Confidentiality.

          (a) Agreement not to Disclose. The parties hereby agree that they will not publish, disclose to any third party (except to their own employees or technical consultants to the extent necessary to permit them to perform their obligations hereunder), or otherwise use for their own benefit a copy of this Agreement or any technical or confidential information, know-how or other proprietary information of the other party heretofore or hereafter disclosed to them pursuant to this Agreement without the prior written approval of such other party. The parties shall not disclose any technical information, know-how or other proprietary information of the other party to any of their employees or consultants pursuant hereto unless such employees or consultants have entered into a non-disclosure Agreement satisfactory to the other party. No customer or distributor shall be furnished with any technical or confidential information, know-how, or other proprietary information of ADOT or Wang and until such customer or distributor has agreed in writing to keep such information confidential. The provisions of the Section shall not apply to information which (i) was at the time of disclosure to the other party a part of the public domain by publication or otherwise, (ii) was already


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               properly and lawfully in the possession of the other party at the time it was received, (iii) was lawfully received by the other party without restriction from a third party, or (iv) is required by law to be disclosed (but only to the extnet of such required disclosure). The provisions of the Section shall survive any expiration or termination of this Agreement.

          (b) Equitable Relief. The parties hereto acknowledge and agree that any breach of the terms of this Section would cause irreparable harm to the injured party, and agree that the injured party shall be entitled, in addition to whatever remedies shall be available at law, to injunctive relief or other equitable remedies with respect to any such breach.

     17. Assignability. This Agreement shall no be assignable by either Wang or ADOT, except that each of Wang and ADOT shall have the right at any time to assign, in connection with its merger or consolidation or the sale of substantially all of its assets utilized in the business to which this Agreement relates, any or all of the rights and interest herein granted, without the necessity of obtaining the consent of the other party, to the surviving or purchasing entity who shall expressly assume and agree to perform all of the obligations of said party pursuant hereto.

     18. Relationship of Parties. It is expressly agreed that the relationship hereby established is solely that of manufacturer and consumer. It being understood that Wang is acting for it own account and that it has no authority to make, assume or create any representation, warranty, Agreement, guarantee, claim or settlement on behalf of ADOT with respect to the Products or otherwise.

     19. Force Majeure. Neither party shall be responsible for any failure to comply with the terms of this Agreement due to force majeure or acts of God, including, but not limited to, fire, storm, flood, earthquake, explosion, accident, acts of the public enemy, war, riot, rebellion, insurrection, sabotage, epidemic, quarantine, restrictions, labor disputes, transportation embargoes, failures or delays in transportation or the mails, failures or delays of suppliers or subcontractors, acts of any government, whether national, state, local, foreign or otherwise, or any agency thereof, or judicial action.

     20. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be properly given when sent by registered or certified mail, return receipt, requested, addressed as follows:

               If to ADOT:

                                Advanced Optics Electronics, Inc.
                                8301 Washington Street NE
                                Albuquerque, NM  87113


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


               If to Wang:

                                REDACTED

     21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of each State where final installation is to be completed.

     22. Waivers; Amendments. No waiver of any rights hereunder by either party shall operate as a waiver of any other rights, or of the same right with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by either party of any breach of the Agreement shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies provided by law. This Agreement may not be amended except by a writing signed by each of the parties hereto.

     23. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

     24. Severability. If any condition of the Agreement should be determined to be unenforceable or illegal, it shall be deemed severable from the other provisions hereof, which shall remain valid and enforceable. In the event that the relative benefits, liabilities and obligations of either party to the Agreement, as compared to those of the other party hereto, are significantly increased or reduced by the action of any judicial or administrative authority, the parties agree to enter into immediate good faith negotiations to amend this Agreement in a manner which will fulfill the original intention of the parties in a legal manner. This Agreement shall remain in full force and effect during the course of such negotiations and thereafter until validly amended.

     25. Counterparts. This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     26. Prior Understandings. This Agreement represents the complete Agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior Agreements and understandings.


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     27.  Headings.  Headings in this  Agreement are included for reference only and shall have no effect upon the construction or interpretation of any part of this Agreement.

     28. Arbitration. Any disAgreements arising out of the provisions of the Agreement will be decided in New York City, New York, in accordance with the Rules of the American Arbitration Association. Each party will appoint an arbitrator, and the two thus selected will designate a third. If either of the parties fails to appoint its arbitrator within sixty (60) days after receipt of notice of the appointment, by the other, of its arbitrator, or if the arbitrators fail to appoint a third, then the American Arbitration Association will have the power, on the request of either party, to make the appointments which have not been made as contemplated above. The arbitration will be held as promptly as possible at such time and place as the arbitrators may determine. The decision of the majority of the arbitrators will be final and binding upon the parties hereto, and the expense of the arbitration will be shared equally by the parties. Judgement upon the award may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of endorsement as the case may be.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized and have caused their respective corporate seals to be affixed hereto as the date first above written.


(Corporate Seal)                           Advanced Optics Electronics, Inc.
                                               A Nevada corporation



                                           By: /s/ Leslie S. Robins
                                               ------------------------
                                           Name:  Leslie S. Robins
                                           Title: Executive Vice President



(Corporate Seal)                           Wang REDACTED



                                           By: /s/ A. N. Wang
                                              -------------------------
                                           Name:  A. N. Wang
                                           Title: President


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